Exhibit 99.2

P.O. Box 25099  ☐  Richmond, VA 23260  ☐  Phone: (804) 359-9311  ☐  Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces Fiscal Year Earnings

Richmond, VA, May 25, 2005 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that net income for the fiscal year that ended on March 31, 2005, was $96 million, or $3.73 per diluted share, compared to $95.8 million, or $3.80 per diluted share, for the twelve months ended March 31, 2004, which has been recast for the effect of last year’s change in fiscal year. Net income for the quarter ended March 31, 2005, was $33.8 million, or $1.31 per diluted share, versus $19.3 million, or $.75 per diluted share in the recast three months ended March 31, 2004. The results for fiscal year 2005 reflect a second-quarter charge of $14.9 million for announced European Union (“EU”) fines on the Company’s subsidiaries due to their tobacco buying practices in Spain. As the fines are not tax deductible, the charge reduced net income for the fiscal year by $14.9 million or $0.58 per diluted share. Results for the recast twelve months ended March 31, 2004, included $12 million for the settlement of the DeLoach lawsuit in May 2003, $5.7 million in charges for rationalizing U.S. operations, and $10.8 million in charges for rejected tobacco. Those charges totaled $18.4 million after taxes, or $0.73 per diluted share. Revenues were $826 million in the quarter and $3.3 billion for fiscal year 2005, compared to $574 million and $2.9 billion, respectively, for the recast prior year. Recast amounts for the twelve months ended March 31, 2004, are presented in a footnote to the attached financial statements, and the following discussion addresses comparisons to recast figures for fiscal year 2004 unless otherwise noted.

Tobacco segment results improved by about 2% for fiscal year 2005 to $195.5 million. The results for fiscal year 2005 include charges of $14.9 million for the EU fines, and last year’s recast results included the $12 million DeLoach lawsuit settlement. The positive comparisons caused by last year’s $10.8 million charge associated with customer-rejected tobacco, coupled with this year’s higher tobacco shipments from Africa and Brazil and earlier shipments of current crop oriental tobaccos, were partially offset by the effects of the changing monetary system in Zimbabwe and lower volumes from Europe. Changes in the monetary system in Zimbabwe in January 2004 have created volatility in the Company’s results due to remeasurement of local currency earnings. As a result, the Company has been unable to offset inflationary cost increases with interest on local deposits or gains on conversion of U.S. dollars into local currency, despite net benefits from those items of about $7 million in fiscal year 2005, and this has negatively impacted current year comparisons. These currency- and fiscal policy-related items negatively affected fiscal year 2005 earnings by about $11 million upon remeasurement of local currency into U.S. dollars. In addition, in fiscal year 2005 the Company recorded a $10.1 million allowance for the estimated loss on realization of certain value-added tax (“VAT”) credits in Brazil. That charge, however, was partially offset by net currency remeasurement gains of $4 million in Brazil and a $3.5 million recovery of contested VAT refunds there.

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Universal Corporation

The improvement in tobacco results during fiscal year 2005 occurred in the fourth quarter as the majority of the shipments that had been delayed from earlier quarters were completed, and tobacco provided most of the increase in earnings for the quarter. Tobacco revenues increased by about $30 million for the year because of increases from shipments of larger crops in Brazil and higher shipments from Africa, which were largely offset by lower volumes from Europe.

Results for the Company’s lumber and building products segment increased by $16 million, or 55%, in fiscal year 2005. Results reflected the benefits of slightly increased volume in construction supply markets and cost control in both construction and retail supply markets, which remain extremely competitive. In addition, about half of the earnings increase arose from the 6.4% appreciation of the euro, results from small acquisitions, pension adjustments, and gains from sales of real estate along with last year’s divestiture of a small Belgian operation. Revenues for this segment increased by $116 million, nearly half of which was due to the strength of the euro.

Higher volumes in the tea and rubber businesses were largely responsible for the $2 million improvement in the Company’s agri-products segment. However, results for nuts and dried fruits were impacted by adverse conditions in cashew markets where suppliers defaulted on some contracted deliveries. Results for seeds were affected by a claim by a sunflower seed grower. Nearly 35% of the $242 million increase in revenue in the segment for the year arose from the acquisition of a controlling interest in a company that trades nuts and dried fruits. Including this business, nuts and dried fruits represented about half of the growth in agri-products revenues; however results were limited by market conditions.

Selling, general, and administrative expenses increased at a faster rate than revenues in part because of additional costs of complying with the internal control requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), which increased external consulting and audit costs by about $5 million during the year. In addition, higher legal fees were required to respond to the EU’s actions regarding the Company’s European tobacco buying practices. The $10.1 million provision for value-added tax credits in Brazil was also included in this account, as was the $3.5 million of Brazilian VAT refunds. Interest expense increased compared to last year primarily due to higher debt balances and, to a lesser extent, increasing interest rates.

The Company’s annual effective tax rate was approximately 41% for fiscal year 2005, primarily because of the non-deductible EU fines. Before the effect of the EU fines, the tax rate was in line with the prior year. The Company’s effective tax rate remains above the statutory U.S. rate due to excess foreign taxes recorded in countries where the tax rate exceeds the U.S. rate, and local tax expense recorded by a foreign subsidiary with a U.S. dollar loss for fiscal year 2005.

Mr. King said, “We are pleased with our performance for fiscal year 2005, but we have invested heavily to build our businesses in the last several years, and we have not yet received the returns that we expect. We dealt with shipment delays throughout the first three quarters of the fiscal year and resolved the majority of those delays in the last quarter, as we expected, although some volumes remain to be shipped in fiscal year 2006. Lumber and building product operations performed well, earning significantly more than last year, and operating results from the agri-products segment improved this year as well. Results for all three segments were up, so we were pleased. However, the effective income tax rate was much higher for the year, as were our costs associated with the EU fines, the implementation of the Section 404 requirements, and interest. Looking ahead, larger crops are being marketed in South America and Africa, which has led to a market imbalance in certain grades of tobacco that will affect our fiscal year 2006. Brazil’s very large crop, grown under severe drought conditions, again has a shortage of certain styles of tobacco. We have positioned our operations to adjust to this situation, but fiscal year 2006 will present unique challenges as we deal with market conditions, as well as the effects of the weak dollar on our tobacco business, higher interest rates, ongoing high tax rates, and continuing Sarbanes-Oxley compliance costs.”

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Universal Corporation

The Company does not provide guidance on earnings. The Company cautions readers that any statements contained herein regarding earnings and expectations for our performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of our products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on important factors that could cause actual results to differ from our expectations, see the section “Factors That May Affect Future Results” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7, and Notes to the Consolidated Financial Statements in Item 8, of the Company’s Transition Report on Form 10-K for the nine months ended March 31, 2004, as filed with the Securities and Exchange Commission.

At 5:00 p.m. (Eastern Time) on May 25, 2005, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the call will also be available for seven days at this web site or by dialing 888-707-8786.

Universal Corporation (NYSE:UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended March 31, 2005, were approximately $3.3 billion.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Fiscal Year Ended March 31, 2005	Nine Month Transition Year Ended March 31, 2004	Fiscal Year Ended June 30, 2003
	(Unaudited)
Sales and other operating revenues	$3,276,057	$2,271,152	$2,636,776

Costs and expenses
Cost of goods sold	2,664,687	1,829,219	2,098,625
Selling, general and administrative expenses	387,906	250,307	297,335
European Commission fines	14,908	—	—
Restructuring costs	—	—	33,001

Operating income	208,556	191,626	207,815
Equity in pretax earnings of unconsolidated affiliates	15,649	6,044	10,439
Interest expense	58,252	35,032	45,270

Income before income taxes and other items	165,953	162,638	172,984
Income taxes	68,197	59,329	53,094
Minority interests	1,743	3,673	9,296

Net income	$96,013	$99,636	$110,594

Earnings per common share:
Basic	$3.76	$3.97	$4.35

Diluted	$3.73	$3.94	$4.34

Basis for per-share calculations:
Weighted average common shares outstanding	25,553	25,072	25,420
Dilutive effect of stock options	164	205	79

Average common shares outstanding, assuming dilution	25,717	25,277	25,499

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	March 31, 2005	March 31, 2004
	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$58,625	$39,310
Accounts receivable, net	494,963	427,845
Advances to suppliers, net	171,906	161,094
Accounts receivable—unconsolidated affiliates	4,759	6,156
Inventories—at lower of cost or market:
Tobacco	609,114	562,927
Lumber and building products	167,333	138,423
Agri-products	172,448	106,214
Other	42,473	35,071
Prepaid income taxes	5,504	9,635
Deferred income taxes	6,875	16,908
Other current assets	54,808	38,721

Total current assets	1,788,808	1,542,304

Property, plant and equipment—at cost
Land	78,127	60,823
Buildings	395,077	364,948
Machinery and equipment	746,198	694,314

	1,219,402	1,120,085
Accumulated depreciation	(595,732)	(559,217)

	623,670	560,868
Other assets
Goodwill and other intangibles	138,053	134,664
Investments in unconsolidated affiliates	98,789	94,460
Deferred income taxes	85,014	62,489
Other noncurrent assets	150,990	103,623

	472,846	395,236

Total assets	$2,885,324	$2,498,408

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	March 31, 2005	March 31, 2004
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$429,470	$244,031
Accounts payable	299,452	345,627
Accounts payable - unconsolidated affiliates	279	2,571
Customer advances and deposits	48,634	59,894
Accrued compensation	35,621	32,703
Income taxes payable	32,866	22,007
Current portion of long-term obligations	123,439	45,941

Total current liabilities	969,761	752,774

Long-term obligations	838,687	770,296
Postretirement benefits other than pensions	43,459	41,721
Other long-term liabilities	131,885	95,710
Deferred income taxes	43,899	43,691

Total liabilities	2,027,691	1,704,192

Minority interests	35,245	34,383

Shareholders’ equity
Preferred stock, no par value, authorized 5,000,000 shares, none issued or outstanding
Common stock, no par value, authorized 100,000,000 shares, issued and outstanding 25,668,590 and 25,446,975 shares at March 31, 2005 and 2004; respectively	117,520	112,505
Retained earnings	733,763	679,202
Accumulated other comprehensive loss	(28,895)	(31,874)

Total shareholders’ equity	822,388	759,833

Total liabilities and shareholders’ equity	$2,885,324	$2,498,408

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	Fiscal Year Ended March 31, 2005	Nine-Month Transition Year Ended March 31, 2004	Fiscal Year Ended June 30, 2003
	(Unaudited)
Cash Flows From Operating Activities:
Net income	$96,013	$99,636	$110,594
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	75,747	45,519	47,969
Amortization	4,724	3,348	5,535
Translation (gain) loss, net	1,473	100	(12,558)
Accrued liability for European Commission fines	14,908	—	—
Restructuring costs, net of cash paid	—	—	16,340
Deferred taxes	(8,688)	(7,346)	(11,901)
Minority interests	1,743	3,673	9,296
Equity in net income of unconsolidated affiliates	(10,012)	(4,062)	(5,847)
Other	(8,822)	(3,121)	(1,783)
Changes in operating assets and liabilities, net:
Accounts and notes receivable	(36,469)	(61,885)	(92,268)
Inventories and other assets	(173,402)	(68,288)	(85,958)
Income taxes	4,131	10,886	12
Accounts payable and other accrued liabilities	(65,125)	(44,626)	(24,284)

Net cash used by operating activities	(103,779)	(26,166)	(44,853)
Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(109,191)	(63,243)	(115,396)
Purchase of business, net of cash acquired	(16,027)	—	(71,865)
Sales of property, plant and equipment and other	12,024	2,837	11,133

Net cash used in investing activities	(113,194)	(60,406)	(176,128)
Cash Flows From Financing Activities:
Issuance (repayment) of short-term debt, net	139,440	(607)	142,875
Issuance of long-term debt	294,958	202,967	273,655
Repayment of long-term debt	(161,341)	(96,008)	(120,400)
Dividends paid to minority shareholders	(3,500)	(2,662)	(3,654)
Issuance of common stock	4,867	22,028	3,923
Purchases of common stock	—	(3,456)	(54,607)
Dividends paid	(41,452)	(28,693)	(35,788)
Other	2,835	2,500	—

Net cash provided by financing activities	235,807	96,069	206,004

Effect of exchange rate changes on cash	481	732	1,633

Net increase (decrease) in cash and cash equivalents	19,315	10,229	(13,344)
Net decrease in cash and cash equivalents of foreign subsidiaries for the three months ended March 31, 2004	—	(15,578)	—
Cash and cash equivalents at beginning of year	39,310	44,659	58,003

Cash and Cash Equivalents at End of Year	$58,625	$39,310	$44,659

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (the “Company” or “Universal”), has operations in tobacco, lumber and building products, and agri-products. Because of the seasonal nature of these businesses, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation.

NOTE 2. CHANGE IN FISCAL YEAR END AND ELIMINATION OF REPORTING LAG FOR FOREIGN SUBSIDIARIES

The Company changed its fiscal year end from June 30 to March 31, effective March 31, 2004. In addition to better matching the fiscal reporting period with the crop and operating cycles of the Company’s largest operations, the change allowed the Company to eliminate the three-month reporting lag previously used by most of its foreign subsidiaries. The Company and all of the Company’s consolidated subsidiaries now have the same fiscal reporting period.

The consolidated balance sheet and all information presented for balance sheet accounts at March 31, 2004, include the operations of foreign subsidiaries for the three months ended March 31, 2004, which were not reflected in the operating results for the nine-month transition year due to the prior reporting lag.

Due to the year-end change, the results for the nine months ended March 31, 2004, exclude approximately $11 million of fixed factory overhead expense related to the Company’s U.S. tobacco operations. In Note 7, the Company provides comparisons of summarized historical financial information that present data for the quarter and twelve months ended March 31, 2004, recast for the effect of eliminating the reporting lag (including an adjustment for the U.S. factory overhead); however, it is not practical to provide recast data for all information reported in the financial statements.

NOTE 3. EUROPEAN COMMISSION FINES

In October of 2004, the European Commission (the “Commission”) imposed fines on “five companies active in the raw Spanish tobacco processing market” totaling €20 million (approximately $25 million) for “colluding on the prices paid to, and the quantities bought from, the tobacco growers in Spain.” Two of the Company’s subsidiaries, Tabacos Espanoles S.A. (“TAES”), a purchaser and processor of raw tobacco in Spain; and Deltafina, S.p.A. (“Deltafina”), an Italian subsidiary, were among the five companies assessed fines. In its decision, the Commission imposed a fine of €108,000 (approximately $135,000) on TAES, and a fine of €11.88 million (approximately $14.8 million) on Deltafina. Deltafina did not and does not purchase or process raw tobacco in the Spanish market, but was and is a significant buyer of tobacco from some of the Spanish processors.

In January of 2005, Deltafina filed an appeal in the Court of First Instance of the European Communities. The main grounds of appeal are that the Commission erred in imposing liability on Deltafina as a cartel participant, particularly as the cartel leader, when Deltafina was not an actual party to the agreement and was incapable of acting in the relevant market. In addition, Deltafina argues that (i) the Commission failed to allege that Deltafina was a member of the cartel and cartel leader prior to issuing its decision, thereby impairing Deltafina’s right to defend itself, and (ii) that the Commission failed to try to prove that the practices affected trade between Member States of the European Community. The appeal also argues that the Commission incorrectly calculated the amount of the Deltafina fine. The appeal process is likely to take several years to complete, and the ultimate outcome is uncertain.

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Universal Corporation

Universal recorded a charge of approximately $14.9 million in the quarter ending September 30, 2004, to accrue the full amount of the fines assessed Deltafina and TAES (the “EU fines”). In February 2005, Deltafina deposited the amount of the fine into an interest-bearing escrow account in order to stay execution during the appeal process. Since the appeal is likely to take several years to complete, the accrued liability is reported in other long-term liabilities in the consolidated balance sheet. Because management expects that any fine ultimately paid by Deltafina will not be deductible under Italian income tax law, the Company has not recorded an income tax benefit on the charge. As a result, both pretax and net earnings for the fiscal year ended March 31, 2005, were reduced by approximately $14.9 million, or $0.58 per share.

In 2002, Universal reported that it was aware that the Commission was investigating certain aspects of the tobacco leaf markets in Italy. Deltafina buys and processes tobacco in Italy. The Company reported that it did not believe that the Commission investigation in Italy would result in penalties being assessed against the Company or its subsidiaries that would be material to its earnings. The reason Universal held this belief was that it had received conditional immunity from the Commission because Deltafina had voluntarily informed the Commission of the activities that were the basis of the investigation. On December 28, 2004, the Company received a preliminary indication that the Commission intended to revoke Deltafina’s immunity for disclosing in April 2002 that it had applied for immunity. Universal believes that the Commission did not know all of the facts concerning that disclosure. Deltafina informed the Commission of those facts in a hearing in March 2005. In addition, neither the Commission’s Leniency Notice of February 19, 2002, nor Deltafina’s letter of provisional immunity contain a specific requirement of confidentiality. The potential for such disclosure was discussed with the Commission in March of 2002 and the Commission never told Deltafina that the disclosure would be a problem. In the event that the Commission does not reinstate Deltafina’s immunity, it is likely that the Commission will impose a fine on Deltafina. Current guidelines allow the Commission to assess fines in this case in amounts that would be material to the Company’s earnings. However, Universal is unable to estimate an amount at this time, and no liability has been recorded in the financial statements.

NOTE 4. GUARANTEES, OTHER CONTINGENT LIABILITIES, AND OTHER MATTERS

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At March 31, 2005, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $178 million. About 62% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The Company withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company; however, in that case, the Company would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $178 million, and any unpaid accrued interest. In addition, the Company has contingent liabilities of approximately $6.6 million that consist primarily of bid and performance bonds. The Company considers the possibility of a material loss on any of the guarantees and other contingencies to be remote. The accrual recorded for the fair value of the guarantees was approximately $8 million at March 31, 2005, and approximately $6 million at March 31, 2004.

In recent years, economic and political changes in Zimbabwe have led to a significant decline in tobacco production in that country. Universal has been able to offset the effect of this decline on its business with increased production in other countries and growing regions. If the political situation in

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Universal Corporation

Zimbabwe were to further deteriorate significantly, the Company’s ability to recover its assets there could be impaired. The Company’s equity in its net assets of subsidiaries in Zimbabwe was approximately $52 million at March 31, 2005.

NOTE 5. INCOME TAXES

The Company’s consolidated effective income tax rates for the fiscal year ended March 31, 2005, is 41%. The effective tax rate is higher by approximately 3% due to the fact that no income tax benefit was recognized on the $14.9 million charge recorded for the EU fines discussed in Note 3. In addition, excess foreign taxes recorded in countries where the tax rate exceeds the U.S. rate and local tax expense recorded by a foreign subsidiary with a U.S. dollar loss for fiscal year 2005 increased the effective rate for the fiscal year.

NOTE 6. SEGMENT INFORMATION

Segments are based on product categories. The Company evaluates performance based on segment operating income and equity in pretax earnings of unconsolidated affiliates.

	Sales and Other Operating Revenues			Operating Income
	Fiscal Year Ended March 31, 2005	Nine-Month Transition Year Ended March 31, 2004	Fiscal Year Ended June 30, 2003	Fiscal Year Ended March 31, 2005	Nine-Month Transition Year Ended March 31, 2004	Fiscal Year Ended June 30, 2003
Tobacco	$1,672,938	$1,275,975	$1,592,440	$195,517	$181,046	$230,125
Lumber and building products	845,922	590,903	597,909	45,744	24,692	32,494
Agri-products	757,197	404,274	446,427	12,789	8,160	12,604

Total segments	3,276,057	2,271,152	2,636,776	254,050	213,898	275,223
Corporate expenses				(29,845)	(16,228)	(23,968)
Restructuring costs						(33,001)
Equity in pretax earnings of unconsolidated affiliates				(15,649)	(6,044)	(10,439)

Consolidated total	$3,276,057	$2,271,152	$2,636,776	$208,556	$191,626	$207,815

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Universal Corporation

NOTE 7. COMPARISON TO SUMMARIZED HISTORICAL INFORMATION RECAST FOR THE EFFECT OF ELIMINATING THE REPORTING LAG FOR FOREIGN SUBSIDIARIES

As discussed in Note 2, in connection with its change in fiscal year end, the Company eliminated the three-month reporting lag previously used for most of its foreign subsidiaries. Beginning with the first quarter of fiscal year 2005, all of the Company’s consolidated subsidiaries follow the same fiscal reporting period. To facilitate comparisons, unaudited summarized financial information for the four quarters in the twelve-month period ended March 31, 2004, recast for the effect of eliminating the reporting lag, has been prepared. Comparisons to the recast information for the three and twelve months ended March 31, 2004, are as follows:

	Quarters Ended		Twelve Months Ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
		(Recast)		(Recast)
Sales and other operating revenues	$826,399	$573,574	$3,276,057	$2,887,645
Operating income	65,562	33,463	208,556	190,020
Income before income taxes and other items	55,605	28,404	165,953	156,206
Net income	33,766	19,276	96,013	95,754
Net income:
Per common share	1.32	0.76	3.76	3.83
Per diluted common share	1.31	0.75	3.73	3.80

Comparative segment information for the recast twelve months ended March 31, 2004, is set forth below:

	Sales and Other Operating Revenues		Operating Income
	Fiscal Year Ended March 31, 2005	Twelve Months Ended March 31, 2004	Fiscal Year Ended March 31, 2005	Twelve Months Ended March 31, 2004
		(Recast)		(Recast)
Tobacco	$1,672,938	$1,642,766	$195,517	$190,788
Lumber and building products	845,922	729,573	45,744	29,577
Agri-products	757,197	515,306	12,789	10,390

Total segments	3,276,057	2,887,645	254,050	230,755
Corporate expenses			(29,845)	(24,005)
Restructuring costs				(5,724)
Equity in pretax earnings of unconsolidated affiliates			(15,649)	(11,006)

Consolidated total	$3,276,057	$2,887,645	$208,556	$190,020

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Universal Corporation

The results for the fiscal year ended March 31, 2005, include a $14.9 million charge for the EU fines (see Note 3). Since no income tax benefit was recognized on this charge, it reduced net income by $14.9 million, or $0.58 per share.

The recast results for the twelve months ended March 31, 2004, include a charge of $10.8 million, which is $7.0 million after taxes or $0.27 per share, related to costs associated with a customer’s rejection of certain shipments of tobacco in that period by a foreign subsidiary. The recast results for the twelve months ended March 31, 2004 also include restructuring charges of $5.7 million, which is $3.7 million after taxes or $0.15 per share, and a charge of $12 million, which is $7.7 million after taxes or $0.31 per share, related to the settlement of a lawsuit.

In addition, the recast results include an adjustment before taxes of $11 million for the twelve months to reflect the allocation of U.S. fixed factory overhead to those periods. Reported results for the nine-month transitional year ended March 31, 2004, excluded this expense due to the year-end change.

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